Exhibit 99.1, Form 8K

Kansas City Life Insurance Company

3520 Broadway, Kansas City, MO 64111                                         Contact: Tracy W. Knapp, Chief Financial Officer,

                                                                                                                                  (816) 753-7299, Ext. 8216

For Immediate Release: February 14, 2012

Kansas City Life Announces Sale of Real Estate Interests

Kansas City Life Insurance Company sold its 50% interests in a joint venture entity, the Briarcliff City Apartments in Kansas City, Missouri for $13.9 million. The 263-unit multi-family development was a joint venture with Briarcliff Development Company and both parties sold their interests to CH Realty V/Briarcliff LLC. The transaction occurred on February 8, 2012 and results in a pretax realized investment gain of approximately $9.1 million.

Kansas City Life invested in the joint venture with Briarcliff Development Company in December 2009 to develop the Briarcliff City Apartments, one of the most prominent class-A apartment communities in the Kansas City region. The apartments complement the larger Briarcliff community of office, restaurant, retail, and hotel services, which have been developed by Briarcliff Development Company and Briarcliff Realty.

Kansas City Life is an active investor in commercial real estate. In addition to the transactions described above, the Company has completed seven sales of real estate interests totaling $28.9 million since January 1, 2012. These sales generated total pretax realized investment gains of approximately $3.3 million.

The cumulative effect of year-to-date sales of commercial real estate is expected to be a contribution of approximately $8.0 million or $0.71 per share to net income during the first quarter, based on the number of shares outstanding as of September 30, 2011.

Kansas City Life Insurance Company (NASDAQ:KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company’s primary business is providing financial protection through the sale of life insurance and annuities. The Company’s revenues were $431.4 million in 2010, and assets and life insurance in force were $4.3 billion and $29.7 billion, respectively, as of December 31, 2010. The Company operates in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the possibility of unforeseen changes in the political, economic or regulatory environment, demographic changes, and others.